SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_________________

Date of Report
(Date of earliest
event reported):	August 1, 2008

Oshkosh Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

P.O. Box 2566, Oshkosh, Wisconsin 54903
(Address of principal executive offices, including zip code)
(920) 235-9151
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

        On August 1, 2008, Oshkosh Corporation (the “Company”) issued a press release (the “Press Release”) announcing its earnings for the third quarter ended June 30, 2008 and its revised outlook for fiscal 2008. A copy of such press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

        On August 1, 2008, the Company held a conference call in connection with the Company’s announcement of its earnings for the third quarter ended June 30, 2008 and its revised outlook for fiscal 2008. A copy of the script (the “Script”) for such conference call is furnished as Exhibit 99.2 and is incorporated by reference herein. An audio replay of such conference call and the related question and answer session will be available for at least twelve months on the Company’s website at www.oshkoshcorporation.com.

        The information, including, without limitation, all forward-looking statements, contained in the Press Release, the Script and related slide presentation on the Company’s website (the “Slide Presentation”) or provided in the conference call and related question and answer session speaks only as of August 1, 2008. The Company has adopted a policy that if the Company makes a determination that it expects the Company’s earnings per share for future periods for which projections are contained in the Press Release, the Script and the Slide Presentation or provided in the conference call and related question and answer session to be lower than those projections, then the Company will publicly disseminate that fact. The Company’s policy also provides that if the Company makes a determination that it expects the Company’s earnings per share for future periods to be at or above the projections contained in the Press Release, the Script and the Slide Presentation or provided in the conference call and related question and answer session, then the Company does not intend to publicly disseminate that fact. Except as set forth above, the Company assumes no obligation, and disclaims any obligation, to update information contained in the Press Release, the Script and the Slide Presentation or provided in the conference call and related question and answer session. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

        The Press Release, the Script and the Slide Presentation contain, and representatives of the Company made, during the conference call and the related question and answer session, statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in the Press Release, the Script and the Slide Presentation or made during the conference call and related question and answer session, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan,” or the negative thereof or variations thereon or similar terminology. The Company cannot provide any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, without limitation, those set forth under the captions “Accuracy of Assumptions” and “Risk Factors” below. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s filings with the Securities and Exchange Commission.

        In this Current Report on Form 8-K, “we,” “us” or “our” refers to Oshkosh Corporation.

ACCURACY OF ASSUMPTIONS

        The expectations reflected in the forward-looking statements, in particular those with respect to projected sales, costs, earnings, capital expenditures, debt levels and cash flows, are based in part on certain assumptions we make, some of which are referred to in, or as part of, the forward-looking statements. These assumptions include, without limitation, those relating to our estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates globally; the performance of the U.S. and European economies; our spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; our ability to offset rising steel, fuel and other costs through other cost decreases or product selling price increases; our expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; our ability to achieve cost reductions and operating efficiencies across the Company and, in particular at JLG Industries, Inc. (“JLG”), McNeilus Companies, Inc., the Geesink Norba Group and Oshkosh Specialty Vehicles, LLC; our ability to turn around the Geesink Norba Group, our European refuse collection vehicle business; our estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; our estimates of the impact of changing Medicare reimbursement rates on capital spending of mobile medical providers; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the Logistics Vehicle System Replacement (“LVSR”) contract and international defense truck contracts; the impact of rising costs on firm, fixed-priced contracts, including the LVSR contract; our estimates for capital expenditures of rental and construction companies for JLG’s products, of municipalities for fire & emergency and refuse collection vehicles, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with us; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the expected level of commercial “package” body and purchased chassis sales compared to “body only” sales; anticipated levels of capital expenditures by us; our estimates for costs relating to litigation, product warranty, product liability, insurance, stock options, performance share awards, bad debts, personnel and raw materials; our estimates for debt levels, interest rates, foreign exchange rates, working capital needs and effective income tax rates; and that we do not complete any acquisitions. We cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to have been correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on our ability to achieve the results that the forward-looking statements contemplate.

RISK FACTORS

Our high leverage and debt service obligations could increase our vulnerability to general adverse economic and industry conditions and limit our ability to obtain future financing, and our failure to comply with the covenants contained in our credit facilities could result in higher costs if we obtain an amendment or waiver of such covenants or an event of default that, if not cured or waived, could adversely affect our results of operations.

        As a result of financing the JLG acquisition, we are highly leveraged. We had approximately $3.0 billion of debt outstanding as of June 30, 2008. Our ability to make required payments of principal and interest on our debt will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. We cannot provide any assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available under our credit facilities in an amount sufficient to enable us to service our indebtedness or to fund our other liquidity needs should the U.S. or global economies enter a steep or prolonged recession.

        In addition, our credit facilities contain financial and restrictive covenants that may limit our ability to, among other things, borrow additional funds or take advantage of business opportunities. Over the last 18 months, we have experienced declines in several of our markets. If these markets deteriorate further and if steel and other cost increase pressures persist, we may experience, in the future, a significant adverse effect on our operating performance, in which case we could fall out of compliance with the financial covenants contained in our credit facilities. Our failure to comply with such covenants could result in an event of default that, if not cured or waived, could have a material adverse effect on our financial condition, results of operations and debt service capability. Our failure to comply with such financial covenants could also lead us to amend our current credit facilities. Under current credit market conditions, any amendments to or waivers of the covenants contained in our credit facilities would likely involve significant upfront fees, higher annual interest costs and other terms significantly less favorable to us than those currently in our credit facilities.

        We also previously entered into an interest rate swap agreement to hedge a portion of the variable rate interest payments under our current credit facilities. As of June 30, 2008, the fair value of the interest rate swap agreement was recorded as a liability with the offsetting charge recorded in other comprehensive income within shareholders’ equity. In the event that an amendment to our current credit facilities would be required, certain key terms of the credit facilities could change. Such a change could impair the effectiveness of the interest rate swap and cause any loss recorded in other comprehensive income to be reclassified, net of tax, to current earnings. At June 30, 2008, the value of the interest rate swap recorded in other comprehensive earnings was $29.5 million, net of tax.

        Our high level of debt, current conditions in the credit markets and the covenants contained in our credit facilities could have important consequences for our operations, including:

•	Increase our vulnerability to general adverse economic and industry conditions and detract from our ability to successfully withstand a downturn in our highly cyclical markets or economies generally;

•	Require us to dedicate a substantial portion of our cash flow from operations to higher interest costs or higher required payments on debt, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development and other general corporate activities;

•	Limit our ability to obtain additional financing in the future to fund working capital, capital expenditures and other general corporate requirements;

•	Limit our flexibility in planning for, or reacting to, changes in our business and the markets we serve;

•	Place us at a competitive disadvantage compared to less leveraged competitors; and

•	Make us vulnerable to increases in interest rates as the debt under our credit facilities is at variable rates.

Our markets are highly cyclical and a decline in these markets could have a material adverse effect on our operating performance.

        A decline in overall customer demand in our cyclical access equipment, commercial and fire & emergency markets could have a material adverse effect on our operating performance. The access equipment markets that JLG operates in are highly cyclical and impacted by the strength of economies in general, by prevailing mortgage and other interest rates, by residential and non-residential construction spending and by other factors. The ready-mix concrete market that we serve is highly cyclical and impacted by the strength of the economy generally, by prevailing mortgage and other interest rates, by the number of housing starts and by other factors that may have an effect on the level of concrete placement activity, either regionally or nationally. Domestic and European refuse collection vehicle markets are modestly cyclical and impacted by the strength of economies in general and municipal tax receipts. Fire & emergency markets are modestly cyclical and are impacted by the economy generally and municipal tax receipts. Concrete mixer and access equipment sales also are seasonal with the majority of such sales occurring in the spring and summer months, which constitute the traditional construction season.

        The U.S. economy is experiencing a downturn. Many believe the U.S. economy has entered a recession, which has negatively impacted our sales volumes in the U.S. for concrete mixers, telehandlers and certain other products. U.S. housing starts were also weak in fiscal 2007 and the first nine months of fiscal 2008, further contributing to the lower sales volumes. We do not expect U.S. housing starts to improve until sometime in calendar 2009. U.S. non-residential construction spending has also begun to weaken in certain geographical areas, which may cause future weakness for other products of ours, including aerial work platforms. In addition, customers of ours, such as municipalities, have been reducing their expenditures for fire & emergency equipment in anticipation of lower tax revenues. The towing and recovery equipment market is also being negatively impacted by higher fuel costs and the U.S. economy. In the third quarter of fiscal 2008, demand for access equipment also began to soften in certain areas of Western Europe as construction slowed in these areas. We cannot provide any assurance that these downturns will not continue, spread globally or become more severe. If the U.S. economic downturn continues, becomes more severe or spreads globally, then there could be a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

        Furthermore, our commercial and fire & emergency businesses saw an increase in sales in fiscal 2006 and the first half of fiscal 2007 as customers pre-purchased truck chassis in anticipation of changes in diesel engine emissions standards effective January 1, 2007. As a result of this, we experienced weak demand in our fire & emergency and commercial markets in the first nine months of fiscal 2008 and we expect this to continue throughout fiscal 2008 in our commercial markets and, to a lesser extent, in our fire & emergency markets.

        Additionally, the high levels of sales in our defense business in recent years have been due in significant part to demand for defense trucks, replacement parts and services and truck remanufacturing arising from the conflict in Iraq. Events such as this are unplanned, and we cannot predict how long this conflict will last or the demand for our products that will arise out of such an event. Accordingly, we cannot provide any assurance that the increased defense business as a result of this conflict will continue.

Raw material price fluctuations may adversely affect our results.

        We purchase, directly and indirectly through component purchases, significant amounts of steel, petroleum based products and other raw materials annually. During fiscal 2008, steel and oil prices have increased significantly. There are indications that the costs of these items may continue to fluctuate in the future. Although we have firm, fixed-price contracts for some steel requirements and have firm pricing contracts for the majority of components, we have not been able to hold all of our steel and component suppliers to pre-negotiated prices. The ultimate duration and severity of the pricing issues for these items is not presently estimable. Without limitation, these conditions could impact us in the following ways:

•	In the access equipment, fire & emergency and commercial businesses, we have announced selling price increases to recover increased steel, component and fuel costs. However, any such new product prices apply only to new orders, and we do not anticipate being able to recover all cost increases from customers in fiscal 2008 due to the amount of orders in our backlog prior to the effective dates of new selling prices. Specifically, we expect that increased material costs will have a significant impact on our access equipment segment in our fourth fiscal quarter in advance of our recently announced product selling price increases, which are effective October 1, 2008 in this segment. In addition, some customers could react adversely to these price increases, and competitive conditions could limit price increases in some market sectors. Alternatively, adherence to the price increases could affect sales volumes in some market sectors. Furthermore, steel, component and fuel costs may rise faster than expected, and our product selling price increases may not be sufficient to recover such increases.

•	In the defense business, we are generally limited in our ability to raise prices in response to rising steel, component and fuel costs as we largely do business under annual firm, fixed-price contracts with the United States Department of Defense (the “DoD”). We attempt to limit this risk by obtaining firm pricing from suppliers at the time a contract is awarded. However, if these suppliers, including steel suppliers, do not honor their contracts, then we could face margin pressure in our defense business.

Our dependency on contracts with U.S. and foreign government agencies subjects us to a variety of risks that could materially reduce our revenues or profits.

        We are dependent on U.S. and foreign government contracts for a substantial portion of our business. That business is subject to the following risks, among others, that could have a material adverse effect on our operating performance:

•	Our business is susceptible to changes in the U.S. defense budget, which may reduce revenues that we expect from our defense business.

•	The U.S. government may not appropriate funding that we expect for our U.S. government contracts, which may prevent us from realizing revenues under current contracts or receiving additional orders that we anticipate we will receive.

•	Most of our government contracts are fixed-price contracts, and our actual costs may exceed our projected costs, which could result in lower profits or net losses under these contracts.

•	We are required to spend significant sums on product development and testing, bid and proposal activities and pre-contract engineering, tooling and design activities in competitions to have the opportunity to be awarded these contracts.

•	Competitions for the award of defense truck contracts are intense, and we cannot provide any assurance that we will be successful in the defense truck procurement competitions in which we participate, especially competitions for armored vehicles such as the DoD’s Joint Light Tactical Vehicle program, as this involves a new product line for us.

•	Certain of our government contracts could be suspended or terminated and all such contracts expire in the future and may not be replaced, which could reduce expected revenues from these contracts.

•	Our defense products undergo rigorous testing by the customer and are subject to highly technical requirements. Any failure to pass these tests or to comply with these requirements could result in unanticipated retrofit costs, delayed acceptance of trucks or late or no payments under such contracts.

•	Our government contracts are subject to audit, which could result in adjustments of our costs and prices under these contracts.

•	Our defense truck contracts are often large in size and require significant personnel and production resources, and when such contracts end, we must make adjustments to personnel and production resources.

•	We periodically experience difficulties with sourcing sufficient vehicle carcasses to maintain our defense truck remanufacturing schedule, which can create uncertainty for this area of our business.

If we are unable to successfully turn around the profitability of our Geesink Norba Group, then there could be material adverse effects on our financial condition, profitability and/or cash flows.

        The Geesink Norba Group, our European refuse collection vehicle business, operated at a loss in fiscal 2007 due to soft market demand for its products in the United Kingdom, the lack of available chassis for mounting refuse collection vehicles in France and some market share losses. We have taken steps over the last 18 months to turn around the Geesink Norba Group business, including selling an unprofitable facility in The Netherlands during the first quarter of fiscal 2008, reaching an agreement with the Works Council in Sweden regarding rationalizing a facility in that country in order to consolidate Norba-branded production in The Netherlands, reducing its work force, installing new executive leadership, integrating operations with JLG, implementing lean manufacturing practices, introducing new products and outsourcing components to lower cost manufacturing sites. The turnaround of the Geesink Norba Group has taken longer than we anticipated. We incurred an operating loss at this business again in the first nine months of fiscal 2008 as we executed on a number of the turnaround initiatives described above and recorded pre-tax charges of $175.2 million related to the non-cash impairment of intangible assets of the Geesink Norba Group in the third quarter of fiscal 2008. We expect to incur additional operating losses in fiscal 2008 as we continue these turnaround activities. We may incur costs to continue to implement the turnaround beyond our current expectations for such costs. In addition, we cannot provide any assurance that the Geesink Norba Group will be able to operate profitably after such activities have been completed. If we are unable to continue to turn around the business of the Geesink Norba Group, then there could be material adverse effects on our financial condition, profitability and/or cash flows.

We are expanding international operations, the conduct of which subjects us to risks that may have a material adverse effect on our business.

        For the first nine months of fiscal 2008, approximately 30% of our net sales were attributable to products sold outside of the United States. Expanding international sales is a part of our growth strategy. International operations and sales are subject to various risks, including political, religious and economic instability, local labor market conditions, the imposition of foreign tariffs and other trade barriers, the impact of foreign government regulations and the effects of income and withholding taxes, governmental expropriation and differences in business practices. We may incur increased costs and experience delays or disruptions in product deliveries and payments in connection with international manufacturing and sales that could cause loss of revenues and earnings. In addition, we are increasingly subject to export control regulations, including, without limitation, the United States Export Administration Regulations and the International Traffic in Arms Regulations. Unfavorable changes in the political, regulatory and business climate could have a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

We are subject to fluctuations in exchange rates and other risks associated with our non-U.S. operations that could adversely affect our results of operations and may significantly affect the comparability of our results between financial periods.

        The results of operations and financial condition of our subsidiaries that conduct operations in foreign countries are reported in the relevant foreign currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, which are stated in U.S. dollars. In addition, we have significant firm sales orders in backlog that are denominated in Euro, U.K. pounds sterling, the Australian dollar and other currencies, certain agreements with subcontractors denominated in these currencies and sales of inventory denominated in U.S. dollars to certain of our subsidiaries that have functional currencies other than the U.S. dollar, all of which will subject us to foreign currency transaction risk to the extent they are not hedged. We actively strive to hedge these foreign currency transaction risks but cannot provide assurance that we will be successful in doing so. The exchange rates between many of these currencies and the U.S. dollar have fluctuated significantly in recent years and may fluctuate significantly in the future. Such fluctuations, in particular those with respect to the Euro, the U.K. pound sterling and the Australian dollar, may have a material effect on our net sales, financial condition, profitability and/or cash flows and may significantly affect the comparability of our results between financial periods.

We may experience losses in our access equipment segment in excess of our recorded reserves for doubtful accounts, finance and pledged finance receivables, notes receivable and guarantees of indebtedness of others.

        We have a portfolio of finance receivables with customers in our access equipment segment and we are a party to agreements whereby we guarantee the indebtedness of customers in our access equipment segment. We evaluate the collectibility of open accounts, finance and pledged finance receivables, notes receivable and our guarantees of indebtedness of others based on a combination of factors and establish reserves based on our estimates of potential losses. In circumstances where we believe it is probable that a specific customer will have difficulty meeting its financial obligations, a specific reserve is recorded to reduce the net recognized receivable to the amount we expect to collect, and/or we recognize a liability for a guarantee we expect to pay, taking into account any amounts that we would anticipate realizing if we are forced to take action against the equipment that supports the customer’s financial obligations to us. We also establish additional reserves based upon our perception of the quality of the current receivables, the current financial position of our customers and past collections experience. The historical loss experience of our finance receivables portfolio is limited, however, and therefore may not be indicative of future losses. We also face a concentration of credit risk. For the fiscal year ended September 30, 2007, approximately 45% of JLG’s sales were to its top ten customers. Furthermore, some of these customers are highly leveraged. We may incur losses in excess of our recorded reserves if the financial condition of our customers were to deteriorate or the full amount of any anticipated proceeds from the sale of the collateral supporting our customers’ financial obligations is not realized.

A disruption or termination of the supply of parts, materials, components and final assemblies from third-party suppliers could delay sales of our vehicles and vehicle bodies.

        We have experienced, and may in the future experience, significant disruption or termination of the supply of some of our parts, materials, components and final assemblies that we obtain from sole source suppliers or subcontractors or incur a significant increase in the cost of these parts, materials, components or final assemblies. Such disruptions, terminations or cost increases could delay sales of our vehicles and vehicle bodies and could result in a material adverse effect on our net sales, financial condition, profitability and/or cash flows.

Changes in regulations could adversely affect our business.

        Both our products and the operation of our manufacturing facilities are subject to statutory and regulatory requirements. These include environmental requirements applicable to manufacturing and vehicle emissions, government contracting regulations and domestic and international trade regulations. A significant change to these regulatory requirements could substantially increase manufacturing costs or impact the size or timing of demand for our products, all of which could make our business results more variable.

Competition in our industries is intense and we may not be able to continue to compete successfully.

        We operate in highly competitive industries. Several of our competitors have greater financial, marketing, manufacturing and distribution resources than us and we are facing competitive pricing from new entrants in certain markets. Our products may not continue to compete successfully with the products of competitors, and we may not be able to retain or increase our customer base or to improve or maintain our profit margins on sales to our customers, all of which could adversely affect our net sales, financial condition, profitability and/or cash flows.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being furnished herewith:

(99.1)	Oshkosh Corporation Press Release dated August 1, 2008.

(99.2)	Script for conference call held August 1, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION
Date: August 1, 2008	By: /s/ David M. Sagehorn
David M. Sagehorn
Executive Vice President and
Chief Financial Officer

OSHKOSH CORPORATION

Exhibit Index to Current Report on Form 8-K
Dated August 1, 2008

Exhibit
Number

(99.1)	Oshkosh Corporation Press Release dated August 1, 2008.

(99.2)	Script for conference call held August 1, 2008.